                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Check the appropriate box:

[_] Preliminary Proxy Statement           [_] Confidential, for Use of the
                                              Commission Only (as Permitted by
                                              Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-
    12


                           APEX SILVER MINES LIMITED
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                                      N/A
   (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1)  Title of each class of securities to which transaction applies:

  (2)  Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4)  Proposed maximum aggregate value of transaction:

  (5)  Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1)  Amount Previously Paid:

  (2)  Form, Schedule or Registration Statement No.:

  (3)  Filing Party:

  (4)  Date Filed:

                           APEX SILVER MINES LIMITED
                 CALEDONIAN HOUSE, GROUND FLOOR, MARY STREET,
                          GEORGE TOWN, GRAND CAYMAN,
                      CAYMAN ISLANDS, BRITISH WEST INDIES

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 14, 1998

To Our Shareholders:

  Notice is hereby given that the Annual Meeting of Shareholders of Apex Silver Mines Limited (the "Company") will be held at the St. Regis Hotel, Iridium Room, 2 East 55th Street at Fifth Avenue, New York, New York 10022, on Thursday, May 14, 1998 at 4:00 p.m., New York City Time, for the following purposes:

    1. To elect three (3) directors to hold office until the 2001 Annual Meeting of Shareholders or until their successors are elected.

    2. To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

  The Board of Directors has fixed the close of business on March 27, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

  The Company's principal accountant is Price Waterhouse LLP. Representatives of Price Waterhouse LLP will be present at the meeting and available in person to respond to questions.

                                          By Order of the Board of Directors

April 15, 1998


   TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING OF SHAREHOLDERS, PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON. SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE.

                           APEX SILVER MINES LIMITED
                 CALEDONIAN HOUSE, GROUND FLOOR, MARY STREET,
                          GEORGE TOWN, GRAND CAYMAN,
                      CAYMAN ISLANDS, BRITISH WEST INDIES

                               ----------------

                                PROXY STATEMENT
                        ANNUAL MEETING OF SHAREHOLDERS
                                 MAY 14, 1998

                               ----------------

To Our Shareholders:

  This Proxy Statement is furnished to the shareholders of Apex Silver Mines Limited (the "Company") in connection with the solicitation of proxies by the board of directors of the Company to be voted at the Annual Meeting of Shareholders of the Company (the "Meeting") to be held on May 14, 1998, or any postponements or adjournments thereof. The Meeting is being held for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The Company's principal offices are located at Caledonian House, Ground Floor, Mary Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and its telephone number is (303) 839-5060. This Proxy Statement, the accompanying proxy card and the Notice of Annual Meeting are first being sent to shareholders of the Company on or about April 15, 1998.

                              GENERAL INFORMATION

VOTING RIGHTS

  Holders of the Company's ordinary shares, par value $.01 per share, (the "Ordinary Shares"), at the close of business on March 27, 1998 (the "Record Date") are entitled to notice of and to vote at the Meeting. On the Record Date, 19,348,076 Ordinary Shares were issued, outstanding and entitled to vote. The holders of a majority of the Ordinary Shares of the Company issued and outstanding and entitled to vote at the meeting, present in person or by proxy, constitutes a quorum.

  Each Ordinary Share outstanding on the Record Date is entitled to one vote. Only shareholders of record at the close of business on March 27, 1998 will be entitled to vote at the meeting.

VOTING PROXIES

  If a shareholder abstains from voting on any matter, the Company intends to count the abstention as present for purposes of determining whether a quorum is present at the Meeting for the transaction of business. Unless contrary instructions are indicated on a proxy, the Ordinary Shares represented by such proxy will be voted FOR the election as directors of the nominees named in this proxy statement. Additionally, the Company intends to count broker "non-votes" as present for purposes of determining the presence or absence of a quorum for the transaction of business. A non-vote occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Abstention from voting with respect to proposals are treated as votes against the particular proposal. Non-votes will be disregarded and will have no effect on the outcome of the vote.

  Management and the board of directors of the Company know of no other matters to be brought before the Meeting. If other matters are presented properly to the shareholders for action at the Meeting and any postponements and adjournments thereof, it is the intention of the proxy holders named in the proxy to vote in their discretion on all matters on which the Ordinary Shares represented by such proxy are entitled to vote.

REVOCABILITY OF PROXY

  Any proxy may be revoked at any time before it is voted by written notice to the Chairman, by receipt of a proxy properly signed and dated subsequent to an earlier proxy, or by revocation of a written proxy by request in person at the Meeting; but if not revoked, the Ordinary Shares represented by such proxy will be voted.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

  The following table includes information as of March 1, 1998, except as otherwise indicated, concerning the beneficial ownership of the Ordinary Shares by (i) each person known by the Company to hold beneficially five percent or more of the outstanding Ordinary Shares, (ii) each director of the Company, (iii) each executive officer of Apex Silver Mines Corporation ("Apex Corporation") named in the table set forth under "Executive Compensation and Other Information", and (iv) all such executive officers of Apex Corporation and directors of the Company as a group. All Ordinary Share numbers set forth in the table have been rounded up to the nearest whole number. Except as otherwise noted, the Company believes that all of the persons and groups shown below, based on information furnished by such owners, have sole voting and investment power with respect to the Ordinary Shares indicated.

                                      BENEFICIAL OWNERSHIP    AS ADJUSTED(1)
                                      -------------------- ---------------------
                                       NUMBER   PERCENTAGE   NUMBER   PERCENTAGE
                                      --------- ---------- ---------- ----------
DIRECTORS AND 5% SHAREHOLDERS OF THE
 COMPANY AND EXECUTIVE OFFICERS OF
 APEX CORPORATION
  Silver Holdings(2)................          1      *      6,297,321   24.03%
  Moore Global Investments
   Ltd./Remington Investment
   Strategies L.P.(3)...............  1,767,500    9.15%    1,767,500    6.75%
  Michael Comninos(4)...............      6,250      *          6,250      *
  Harry S. Conger(5)................     15,625      *         15,625      *
  Marcel F. DeGuire(6)..............     31,250      *         31,250      *
  Eduardo S. Elsztain(7)............     31,250      *      6,328,571   24.15%
  David Sean Hanna(8)...............      6,250      *          6,250      *
  Ove Hoegh(9)......................      6,250      *          6,250      *
  Keith R. Hulley(10)...............     62,500      *         62,500      *
  Thomas S. Kaplan(11)..............  6,674,979   34.55%    6,674,979   25.48%
  Richard Katz(12)..................      6,250      *          6,250      *
  Gregory G. Marlier(13)............     15,626      *         15,626      *
  Douglas M. Smith(14)..............     15,625      *         15,625      *
  Paul Soros(15)....................     31,891      *      6,329,212   24.16%
  Directors of the Company and
   Executive Officers of Apex
   Corporation, as a group..........  6,903,746   35.73%   13,201,067   50.38%

--------
  * The percentage of Ordinary Shares beneficially owned is less than 1%.

 (1) Adjusted as if Ordinary Shares were issued in exchange for all shares of Apex Silver Mines LDC ("Apex LDC"), an exempted limited duration Company organized under the laws of the Cayman Islands, owned by Litani Capital Management LDC ("Litani LDC"), a limited duration company organized under the laws of the Bahamas, and Silver Holdings LDC ("Silver Holdings" and collectively with Litani LDC, the "Minority Shareholders"), an exempted limited liability company organized under the laws of the Cayman Islands, at March 1, 1998, on a one-for-one basis, pursuant to the terms of the Buy-Sell Agreement ("the Buy-Sell Agreement"), dated as of August 6, 1996, by and among the Company, Apex LDC, Litani LDC and Silver Holdings.

 (2) The address of Silver Holdings is Kaya Flamboyan 9, Willemstad, Curacao, Netherlands Antilles. Quantum Industrial Partners LDC ("Quantum Industrial"), an exempted limited duration company formed under the laws of the Cayman Islands, is a 50 percent shareholder in Silver Holdings the registered owner of 6,297,320 shares of Apex LDC and of one Ordinary
     Share. Pursuant to the Buy-Sell Agreement, upon a request of Silver Holdings, the Company is required to purchase, at its sole option, for (i) cash, (ii) Ordinary Shares on a one-for-one basis, or
     (iii) any combination of (i) and (ii), the 6,297,320 shares of Apex LDC owned by Silver Holdings. QIH Management Investor, L.P. ("QIHMI"), an investment advisory firm organized as a Delaware limited partnership, is a minority shareholder of, and is vested with investment discretion with respect to portfolio assets held for the account of Quantum Industrial. The sole general partner of QIHMI is QIH Management, Inc. ("QIH Management"), a corporation formed under the laws of the State of Delaware. Mr. George Soros, the sole shareholder of QIH Management, has entered into an agreement with Soros Fund Management LLC ("SFM LLC"), a limited liability company formed under the laws of the State of Delaware, pursuant to which Mr. George Soros has, among other things, agreed to use his best efforts to cause QIH Management to act at the direction of SFM LLC (the "QIP Contract"). Mr. George Soros is Chairman of SFM LLC, and as a result of such position and the QIP Contract, may be deemed the beneficial owner of shares held for the account of Quantum Industrial. Mr. Stanley F. Druckenmiller, the Lead Portfolio Manager and a member of the Management Committee of SFM LLC, by virtue of such position as Lead Portfolio Manager and the QIP Contract, also may be deemed the beneficial owner of shares held for the account of Quantum Industrial. Mr. Eduardo Elsztain is the Chairman and majority shareholder of Consultores Asset Management, S.A. ("Consultores") which is a one percent shareholder of Silver Holdings and the sole owner of Consultores Management Company (Isle of Man) Limited ("Consultores Management"). Consultores Management is the manager of Emerging Dolphin Limited, a private open-end investment fund formed under the laws of the Isle of Man, which owns 26.5 percent of Silver Holdings. Geosor Corporation ("Geosor"), a corporation formed under the laws of the State of New York, which is wholly-owned by Mr. George Soros, is a 15 percent shareholder of Silver Holdings. VDM, Inc. ("VDM"), which is wholly-owned by Mr. Paul Soros, a director of the Company, holds a five percent interest in Silver Holdings. Quantum Industrial, VDM and Geosor purchased 256,410, 25,641 and 76,923 Ordinary Shares, respectively, in the Company's initial public offering (the "Offering").

 (3) The address of Moore Global Investments Ltd./Remington Investment Strategies L.P. is 1251 Avenue of the Americas, 53rd Floor, New York, New York 10020. Moore Capital Management, Inc., a Connecticut corporation, is vested with investment discretion with respect to portfolio assets held for the account of Moore Global Investments, Ltd. ("MGI"). Moore Capital Advisors, L.L.C., a New York limited liability company ("Moore Capital Advisors"), is the sole general partner of Remington Investment Strategies, L.P. ("Remington"). Mr. Louis M. Bacon is the majority shareholder of Moore Capital Management, Inc. and is the majority equity holder of Moore Capital Advisors. As a result, Mr. Bacon may be deemed to be the indirect beneficial owner of the aggregate 1,767,500 shares held by MGI and Remington.

 (4) Mr. Comninos is a director of the Company and a nominee for election as a director at the Meeting and has received, pursuant to a grant as of April 10, 1997, vested options to purchase 6,250 Ordinary Shares as compensation for becoming a director of the Company.

 (5) Mr. Conger is a director of the Company and a nominee for election as a director at the Meeting and has received, pursuant to a grant as of October 8, 1996 and a grant as of April 10, 1997, vested options to purchase 15,625 Ordinary Shares as compensation for his consulting services performed for the Company and for his participation in the Company's Compensation Committee.

 (6) Mr. DeGuire has been granted vested options to purchase 31,250 Ordinary Shares pursuant to the Company's Employees' Share Option Plan (the "Employees' Share Option Plan").


 (7) Mr. Elsztain is a director of the Company and is the registered owner of 25,000 Ordinary Shares. Pursuant to a grant as of April 10, 1997, Mr. Elsztain has vested options to purchase 6,250 Ordinary Shares of the Company. Mr. Elsztain also serves as a director of Silver Holdings, the registered owner of 6,297,320 shares of Apex LDC and of one Ordinary Share, which shares are included in the table. The inclusion of such Ordinary Shares shall not be deemed an admission that such individual is the beneficial owner of such Ordinary Shares. He is the Chairman and majority shareholder of Consultores which is a one percent shareholder of Silver Holdings and the sole owner of Consultores Management. Consultores Management is the manager of Emerging Dolphin Limited, a private open-end investment fund formed under the laws of the Isle of Man which owns 26.5 percent of Silver Holdings.

 (8) Mr. Hanna is a director of the Company and has received, pursuant to a grant as of April 10, 1997, vested options to purchase 6,250 Ordinary Shares as compensation for becoming a director of the Company.

 (9) Mr. Hoegh is a director of the Company and has received, pursuant to a grant as of April 10, 1997, options to purchase 6,250 Ordinary Shares as compensation for becoming a director of the Company.

(10) Mr. Hulley is a director of the Company and an executive officer of Apex Corporation and has been granted vested options to purchase 62,500 Ordinary Shares pursuant to the Employees' Share Option Plan.

(11) Pursuant to Voting Trust Agreements, Mr. Kaplan has voting and dispositive control with respect to 2,739,154 shares of the Company owned by Argentum LLC and 3,935,825 shares of the Company owned by Consolidated Commodities, Ltd. ("Consolidated").

(12) Mr. Katz is a director of the Company and a nominee for election as a director at the Meeting and has received, pursuant to a grant as of April 10, 1997, vested options to purchase 6,250 shares of the Company.

(13) Mr. Marlier is an executive officer of Apex Corporation and has received vested options to acquire 15,626 Ordinary Shares pursuant to the Employees' Share Option Plan.

(14) Mr. Smith is an executive officer of Apex Corporation and has received vested options to acquire 15,625 Ordinary Shares pursuant to the Employees' Share Option Plan.

(15) Mr. Paul Soros is a director of the Company and has received, pursuant to a grant as of April 10, 1997, options to purchase 6,250 shares as compensation for becoming a director of the Company. Mr. Paul Soros is also a director and indirect five percent shareholder of Silver Holdings (through his 100 percent ownership of VDM, a five percent shareholder of Silver Holdings), which is the registered owner of 6,297,320 shares of Apex LDC and one Ordinary Share which shares are included in the table. The inclusion of any such Ordinary Shares shall not be deemed an admission that such individual is the beneficial owner of such Ordinary Shares. VDM purchased 25,641 Ordinary Shares in the Offering. Mr. Paul Soros also serves on the Investment Advisory Committee of Quantum Industrial, a five percent shareholder of Silver Holdings.

                                 PROPOSAL ONE

ELECTION OF DIRECTORS

  The Board of Directors has nominated for election at the Meeting the three persons named below, to serve until the 2001 Annual Meeting of Shareholders or until their successors are elected, and each of the three persons named below has consented to being named as a nominee. All of the nominees are currently directors of the Company.

  It is anticipated that proxies will be voted for the nominees listed below, and the Board of Directors has no reason to believe any nominee will not continue to be a candidate or will not be able to serve as a director of the Company if elected. In the event that any nominee named below is unable to serve as a director, the proxy holders named in the proxies have advised that they will vote for the election of such substitute or additional nominees as the Board of Directors may propose.

  The name and age of each nominee, his principal occupation for at least the past five years and other information is set forth below, based upon information furnished to the Company by such nominee.

NOMINEES FOR ELECTION

Michael Comninos, age 66, director since April, 1997.

  An international financier, Mr. Comninos joined N.M. Rothschild & Sons in 1954, becoming a Partner in its corporate finance group in 1965, and, later, upon the firm's incorporation as N. M. Rothschild & Sons Limited in 1970, a director. Prior to his retirement in 1991, Mr. Comninos served as the head of the firm's investment management division, its credit division and for ten years served as the chairman of N.M. Rothschild & Sons (C.I.) Ltd., the firm's merchant banking affiliate in Guernsey. Mr. Comninos has served as a director of numerous listed real estate and investment funds and is currently a member of the investment committee of the East European Food Fund, a Luxembourg investment fund managed by Jupiter Asset Management Bermuda Limited. Mr. Comninos is a member of the Institute of Investment Management and Research, The Chartered Institute of Bankers, The Institute of Chartered Secretaries and Administrators and the Association of Corporate Treasurers.

Harry M. Conger, age 67, director since April, 1997.

  A leading figure in the international mining community, Mr. Conger has 42 years of industry experience, rising from a position as shift boss to chairman and Chief Executive Officer of Homestake Mining Company ("Homestake"), a New York Stock Exchange listed-company. He served as Chairman of Homestake from 1982 and retired from the Chief Executive Officer position in May 1986, remaining as Chairman. Over the course of his career, Mr. Conger has been involved in gold, silver, lead, zinc, uranium, sulfur, coal, iron ore and copper mining. He has been extensively involved in numerous major project developments, with both on-site and broader supervisory responsibility, including the expansion, at a cost of $170 million, of an iron ore mine to 25 million tons of material mined per year, greenfield development of a large surface coal mine moving 20 million tons per year at a cost of $165 million, and development of a new gold mine with new technology at a cost of $165 million. Mr. Conger is a former Chairman of the American Mining Congress, the World Gold Council and is a member of the National Academy of Engineering. He currently serves on the board of directors of ASA Limited, a closed-end portfolio of gold stocks listed on the New York Stock Exchange, and Pacific Gas and Electric Company (PG&E), a San Francisco based utility company. Mr. Conger recently retired from Baker Hughes Inc., an oil and mining services company based in Houston, Texas, under their ten year tenure rule; and Cal Mat Company of Los Angeles, an integrated producer of cement, construction aggregates, pre-mixed concrete and asphalt mixes, and real estate developer.

Richard Katz, age 56, director since April, 1997.

  An investment banker specializing in international finance, Mr. Katz was a director of N.M. Rothschild & Sons Limited, London, England from 1977 until March 1993, having joined them in 1969; he was also a managing director of Rothschild Italia S.p.A., Milan, Italy from its inception in 1989 until December 1993. Mr. Katz has been a supervisory director of Quantum Fund N.V., a Netherlands Antilles investment fund, or one of its subsidiaries, since 1986. He is also a member of the board of supervisory directors of a number of other investment funds affiliated with Mr. George Soros, including Quasar International Fund N.V. and Quantum Emerging Growth Fund N.V., and is the Chairman of the board of supervisory directors of Quota Fund N.V., and the Chairman of the boards of advisors of Quantum Realty Fund Limited, Asian Infrastructure Development Fund Ltd., and Quantum Industrial Holdings Ltd., an indirect shareholder of the Company.

OTHER DIRECTORS

Eduardo S. Elsztain, age 38, director since March of 1996.

  Mr. Elsztain is a director of, and an indirect shareholder in, Silver Holdings. Until the Offering, Mr. Elsztain was a director of Apex LDC. Mr. Elsztain is the founder of Consultores, a leading securities portfolio management firm in Buenos Aires, Argentina formerly known as Consultores de Inversiones Bursatiles y Financiera S.A. He has served as the President of Consultores since 1989. Mr. Elsztain is currently the Chairman of the board of directors of IRSA Inversiones y Representaciones S.A., an Argentine real estate company listed on the Buenos Aires Stock Exchange, the New York Stock Exchange and the Mexico Stock Exchange. He is also the Chairman of the board of directors of Cresud S.A.C.I.F. y A. and of SAMAP Sociedad Anonima Mercado de Abasto Proveedor, both of which are listed on the Buenos Aires Stock Exchange. Mr. Elsztain studied Economics at the University of Buenos Aires.

David Sean Hanna, age 37, director since March of 1996.

  For the past five years, Mr. Hanna has practiced corporate law with the Bahamas law firm of Arthur D. Hanna & Co, of which he is a Partner. Until the Offering, Mr. Hanna was a director of Apex LDC. Mr. Hanna is a director of two shareholders of the Company, Litani LDC and Consolidated Commodities, Ltd. ("Consolidated"). Mr. Hanna was called to the Bar of England and Wales in 1983. He holds an LLB (Honours) from the University of Buckingham, England.

Ove Hoegh, age 61, director since April of 1997.

  A member of the board of directors until July of 1997 of Leif Hoegh & Co. ASA, a family owned shipping business with more than $1 billion in assets, Mr. Hoegh has more than 30 years of experience in the international shipping industry. Mr. Hoegh began his career in commercial fishing, and joined the board of directors of Leif Hoegh & Co. ASA in 1966. From 1970 to 1982, he served as Chief Operating Officer and Chief Executive Officer of Leif Hoegh & Co ASA. Since 1982, he has served as the senior partner of Hoegh Invest A/S, a family investment company with a diversified portfolio of technology, oil and gas and real estate holdings. In addition, Mr. Hoegh served for eight years as a member of the board of directors and executive committee of Brown Boveri (Norway), and also has served on the shareholders' councils of Esso Norway, Den Norske Creditbank, and Det Norske Veritas. Mr. Hoegh is a member of the board of the Energy Policy Foundation of Norway, a former member of the steering committee of the International Maritime Industry Forum, and a former Vice Chairman of the executive committee of the Independent Tanker Owners' Association. He served for five years as a member of the Harvard Business School Visiting Committee. Mr. Hoegh is a graduate of the Royal Norwegian Naval Academy and holds an M.B.A. from Harvard University.

Keith R. Hulley, age 58, director since April of 1997.

  A mining engineer with more than 30 years experience, Mr. Hulley is currently President of, and has served as the Chief Operating Officer of, Apex Corporation since its formation in October of 1996. Since the Offering, Mr. Hulley has been a director of Apex LDC. From early 1991 until he joined the Company, he served as a member of the board of directors and the Director of Operations at Western Mining Holdings Limited Corporation ("Western Mining"), a publicly-traded international nickel, gold and copper producer. At Western Mining, Mr. Hulley's responsibilities included supervising on a global basis strategic planning, mine production, concentrating, smelting, refining and sales. During this period, Western Mining produced on an annual basis approximately 90,000 tonnes of nickel, 700,000 ounces of gold, 80,000 tonnes of refined copper and 1,500 tonnes of uranium oxide. Mr. Hulley also supervised the development and operation of Western Mining's Mount Keith open-pit nickel mine, a $450 million mining project. Prior to joining Western Mining, Mr. Hulley was the President, Chief Executive Officer and Chairman of the board of directors of USMX Inc., a publicly-traded precious metals exploration company. Mr. Hulley has also served as the President of the Minerals Division and Senior Vice President for Operations of Atlas Corporation, where he was in charge of mining exploration, development and production. Previously he was Vice President of Mining and Development of the U.S. division of BP Minerals, Inc. Over the course of his career, Mr. Hulley has worked as a miner and shift supervisor in the gold mines of South Africa, Mine Operation Superintendent of Kennecott Corporation's Bingham Canyon mine which processed 100,000 tonnes of ore per day, and project manager of the early phase of the Ok Tedi exploration and development projects in Papua New Guinea. A member of the American Institute of Mining and Metallurgical Engineers and a Fellow of the Australian Institute of Mining and Metallurgy, Mr. Hulley holds a B.S. in Mining Engineering from the University of Witwatersrand and an M.S. in Mineral Economics from Stanford University.

Thomas S. Kaplan, age 35, director since March of 1996.

  Mr. Kaplan has been the Chairman of the board of directors of the Company since its inception in March of 1996 and is a director and was the founder of Apex LDC and its predecessor, Apex Bermuda, which contributed substantially all of its assets to Apex LDC in December of 1994. Mr. Kaplan is a director of Litani LDC and a principal shareholder in Consolidated. Consolidated is a shareholder of the Company, and Litani LDC is a shareholder of both the Company and Apex LDC. For the past ten years, Mr. Kaplan has served as an advisor to private clients, trusts and fund managers in the field of strategic forecasting, an analytical method which seeks to identify and assess global trends in politics and economics and the way in which such trends relate to international financial markets, particularly in the developing markets of Asia, Latin America, the Middle East and Africa. Mr. Kaplan has managed numerous venture capital investments and portfolio investment accounts, and is a principal of several entities specializing in direct and portfolio investments, including Feder Information Services Corporation, Tigris Financial Group Ltd. ("Tigris"), FMS Partners L.P. and Bridge Capital Group L.P. Mr. Kaplan also serves as a director of African Plantations Corporation LDC, a Cayman Islands limited duration company, which owns and operates coffee and tea plantations in eastern and southern Africa. Mr. Kaplan was educated in Switzerland and England and holds B.A., M.A., and D. Phil. degrees in History from the University of Oxford.

Paul Soros, age 71, director since March of 1996.

  Principally involved in private investment activities during the past five years, Mr. Soros is a director of, and an indirect shareholder in Silver Holdings through his 100 percent ownership of VDM a shareholder of Silver Holdings. Until the Offering, Mr. Soros was a director of Apex LDC. Mr. Soros is a member of the Investment Advisory Committee of Quantum Industrial. Quantum Industrial is the largest shareholder in Silver Holdings. Mr. Soros is involved in the monitoring of the Quantum Group of Fund's shareholding in Companhia Vale do Rio Doce S.A. ("CVRD") of Brazil, its participation in Global Power Investments, L.P., a joint venture with the International Finance Corporation and GE Capital Corporation to develop power projects in emerging economies, serves on the Board of Directors of TVX Gold Inc., and is an active advisor to the Company. Mr. Soros is the founder and former president of Soros Associates, an international engineering firm specializing in port development, offshore terminal and material handling projects for the mining industry and other basic industries. Soros Associates was involved in projects in more than 80 countries, acting on behalf of consortia including USX Corporation, The Broken Hill Proprietary Company Limited, Alcan Aluminum Limited and Aluminum Company of America, and was involved in projects in a majority of the largest mineral ports in the world. Mr. Soros has served on the Review Panel of the President's Office of Science and technology and the U.S.-Japan Natural Resources Commission. He received the Outstanding Engineering Achievement Award of the National Society of Professional Engineers in 1989. Mr. Soros holds a Masters of Mechanical Engineering degree from the Polytechnic Institute of Brooklyn and is a licensed professional engineer in New York and numerous other states. In addition, he holds several patents in material handling and offshore technology, and is the author of over 100 technical articles.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Company has established an Audit Committee of its Board of Directors. The Audit Committee will review the accounting and auditing principles and procedures of the Company with a view to providing for the safeguard of the Company's assets and the reliability of its financial records, recommending to the board of directors the engagement of the Company's independent accountants, reviewing with the independent accountants the plans and results of the auditing engagement, and considering the independence of the Company's accountants. Messrs. Comninos, Katz and Hoegh currently serve on the Audit Committee.

  A Compensation Committee has also been established to review the Company's compensation policies and supervise the Company's Share Option Plans. See "Executive Compensation-Share Option Plans". Messrs. Conger and Soros currently serve on the Compensation Committee.

  The Board of Directors is divided into three classes designated Class I, Class II and Class III. Each class of directors consists of one-third of the total number of directors constituting the entire board and approximately one-third of the members of the board are elected at each annual meeting of shareholders. The Class I directors are Messrs. Conger, Katz and Comninos; the Class II directors are Messrs. Hulley, Soros and Hoegh; and the Class III directors are Messrs. Kaplan, Elsztain and Hanna. The term of the Class I directors will end on the date of the Meeting. The term of the Class II directors will end on the date of the 2000 Annual Meeting of Shareholders. The term of the Class III directors will end on the date of the 2001 Annual Meeting of Shareholders. If the number of directors is changed, any increase or decrease in the number of directors will be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional directors of any class elected to fill a vacancy resulting from an increase in such class will hold office for a term that coincides with the remaining term of that class. Each director will hold office until the annual meeting for the year in which his term expires and until his successor shall be elected, subject, however, to his prior death, resignation, retirement or removal from office. Any vacancy occurring on the Board of Directors for any reason will be filled by a vote of the majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy will hold office for a term that coincides with the term of the class to which such director was elected.

MEETINGS OF THE BOARD

  The Board of Directors met twice during fiscal 1997. Each director attended 75 percent or more of the total number of such meetings and committee meetings on which he or she served that were held during 1997.

DIRECTOR COMPENSATION

  Directors do not receive any cash compensation from the Company for serving on the Board of Directors, although each non-employee director (other than Mr. Conger) received, in April of 1997, options to purchase 6,250 Ordinary Shares at a price of $8.00 per share and each Non-Employee Directors' Share Option Plan. See "Share Option Plans--Non-Employee Directors' Share Option Plan." The Company has agreed to reimburse the directors for all reasonable out-of-pocket costs incurred by them in connection with their services to the Company. In 1996, Mr. Conger received options to purchase 25,000 Ordinary Shares for certain consulting services performed for the Company and in 1997 received options to purchase 3,125 Ordinary Shares for being a member of the Company's Development Committee, all of which options are exerciseable at a price of $8.00 per share. The options for the 25,000 Ordinary Shares vest ratably over four years. The first tranche vested in October 1996. Pursuant to the terms of the Non-Employee Directors' Share Option Plan each non-employee director of the Company shall receive the number of options equal to $50,000 divided by the closing price of the Ordinary Shares on the American Stock Exchange on the date of each annual meeting of the shareholders of the Company.

BOARD COMMITTEES

  The Board of Directors has established the following standing committees:

  Audit Committee. The Audit Committee held two meetings during 1997, and is currently comprised of Messrs. Comninos, Katz and Hoegh. The Audit Committee reviews the accounting and auditing principles and procedures of the Company with a view to providing for the safeguard of the Company's assets and the reliability of its financial records, recommending to the Board of Directors the engagement of the Company's independent accountants, reviewing with the independent accountants the plans and results of the auditing engagement, and considering the independence of the Company's accountants.

  Compensation Committee. The Compensation Committee was formed in August of 1997 and is currently comprised of Mr. Conger and Mr. Paul Soros. The principal responsibilities of the Compensation Committee are to establish policies and periodically determine matters involving executive compensation, make changes in employee benefit programs, grant stock options and stock awards under the Company's Employees' Share Option Plan and Non-Employee Directors' Share Option Plan (collectively, the "Share Option Plans") and provide counsel regarding key personnel selection. Thomas S. Kaplan and Keith
R. Hulley are authorized to execute all grant letters related to the Share Option Plans upon approval of such grants by of the Compensation Committee.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

  The following table sets forth certain information with respect to the annual compensation paid by the Company during the fiscal years ended December 31, 1996 and December 31, 1997 to the Chief Executive Officer and the four most highly compensated executives officers of Apex Corporation. The Company has no executive officers.

                          SUMMARY COMPENSATION TABLE

                                         ANNUAL            LONG-TERM
                                      COMPENSATION       COMPENSATION
                                      ------------- -----------------------
                                                    SECURITIES
                                                    UNDERLYING  ALL OTHER
  NAME AND PRINCIPAL POSITION    YEAR SALARY  BONUS  OPTIONS   COMPENSATION
  ---------------------------    ---- ------- ----- ---------- ------------
Thomas S. Kaplan...............  1997 213,000  --        --          --
 Chairman, Apex Silver Mines     1996 120,625  --        --          --
 Limited, and Chief Executive
 Officer, Apex Corporation(1)
Keith R. Hulley................  1997 225,000  --        --          --
 President and Chief Operating   1996  56,250  --    125,000      93,167
 Officer,
 Apex Corporation(2)
Marcel F. DeGuire..............  1997 180,000  --        --          --
 Vice President of Development,  1996  67,500  --     62,500         --
 Apex Corporation(3)
Gregory G. Marlier.............  1997 125,000  --        --          --
 Vice President of Finance and   1996  20,833  --     31,250         --
 Chief Financial Officer, Apex
 Corporation(4)
Douglas M. Smith ..............  1997  96,666  --     31,250         --
 Vice President of Exploration,  1996     --   --        --          --
 Apex Corporation(5)

--------
(1) Mr. Kaplan's annual base salary is $240,000.

(2) Mr. Hulley joined the Apex group of companies on October 1, 1996. His annual base salary is $225,000. The $93,167 in 1996 of other compensation was for taxable moving expenses and tax reimbursement.

(3) Mr. DeGuire joined the Apex group of companies on August 19, 1996. His annual base salary is $180,000.

(4) Mr. Marlier joined Apex Corporation on November 1, 1996. His annual base salary is $125,000.

(5) Mr. Smith joined Apex Corporation on March 7, 1997. His annual base salary is $120,000.

SHARE OPTION GRANTS

  The following table contains further information concerning the share options grants made to the Chief Executive Officer and the four most highly compensated officers of Apex Corporation during the fiscal year ended December 31, 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                          POTENTIAL
                                                                      REALIZABLE VALUE
                                                                      AT ASSUMED ANNUAL
                                                                       RATES OF SHARE
                                                                            PRICE
                                                                      APPRECIATION FOR
                                      INDIVIDUAL GRANTS                OPTION TERM(4)
                         -------------------------------------------- -----------------
                                    % OF TOTAL
                         NUMBER OF   OPTIONS
                         SECURITIES GRANTED TO
                         UNDERLYING EMPLOYEES  EXERCISE OR
                          OPTIONS   IN FISCAL  BASE PRICE  EXPIRATION
          NAME           GRANTED(1)  YEAR(2)    ($/SH)(3)     DATE       5%      10%
          ----           ---------- ---------- ----------- ---------- -------- --------
Thomas S. Kaplan........        0         0        --          --        --       --
Keith R. Hulley.........        0         0        --          --        --       --
Marcel F. DeGuire.......        0         0        --          --        --       --
Gregory G. Marlier......        0         0        --          --        --       --
Douglas M. Smith........   31,250     23.36       $8.00    01/23/2007 $157,224 $398,436

--------
(1) All options granted in 1997, vest ratably over four years, with the first tranche vesting on the date of grant.

(2) Based on 133,750 options granted to employees in fiscal 1997 pursuant to the Employees' Share Option Plan.

(3) All share options were granted with exercise prices of $8.00 per share.

(4) These amounts are based on compounded annual rates of share price appreciation of five and ten percent over the 10-year term of the options, as mandated by rules of the Securities and Exchange Commission, and are not indicative of expected share price performance. Actual gains, if any, on share option exercises are dependent on future performance of the overall market conditions, as well as the option holders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved or may be exceeded. The indicated amounts are net of the option exercise price but before taxes that may be payable upon exercise.

OPTION EXERCISES AND HOLDINGS

  The following table sets forth information with respect to the Chief Executive Officer and the four most highly compensated officers of Apex Corporation concerning unexercised options held as of December 31, 1997.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                      VALUE OF
                                                                    UNEXERCISED
                           SHARES                   NUMBER OF       IN-THE-MONEY
                         ACQUIRED ON  VALUE   SECURITIES UNDERLYING  OPTIONS AT
                          EXERCISE   REALIZED  UNEXERCISED OPTIONS     FISCAL
NAME                         (#)       ($)     AT FISCAL YEAR-END    YEAR-END*
----                     ----------- -------- --------------------- ------------
Thomas S. Kaplan........      0         --             --                --
Keith R. Hulley.........      0         --           62,500           $296,875
Marcel F. DeGuire.......      0         --           31,250           $148,438
Gregory G. Marlier......      0         --           15,626           $ 74,224
Douglas M. Smith........      0         --           7,812.5          $ 37,109

--------
* Computed based upon a price of $12.75 per share, which was the closing price of the Ordinary Shares on December 31, 1997 as quoted by the American Stock Exchange.

        REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

  The Compensation Committee of the Board of Directors (the "Compensation Committee") is responsible for establishing and administrating the compensation philosophy, policies, and plans for the directors of the Company and the executive officers of the Company and its subsidiaries. The Compensation Committee's executive compensation philosophy is that compensation should largely be tied to the performance and the sustained creation of shareholder value. As a result, the Company's compensation program reflects a strong performance and long-term orientation. The compensation programs also are designed to encourage employee share ownership. In its administration of the various compensation plans, the Compensation Committee focuses on the goals of tying compensation to performance and encouraging executive share ownership.

  The Company's executive compensation program consists of two principal components: base salary and share options. These components are described below:

  Base Salary. Executive base salaries were initially established at levels consistent with the median of mining companies of similar size and growth prospects.

  In establishing executive salaries in the future, the Compensation Committee intends to consider quantitative measures related to the Company's financial performance, as well as a number of qualitative measures related to the executive's duties and responsibilities. The Compensation Committee will continue to compare the salary of its executive officers with salaries of executive officers in comparable positions in other mining companies of similar size and growth prospects.

  Share Options. The Company has established two share option plans: one for officers, employees, consultants and agents of the Company and its subsidiaries, and one for non-employee directors of the Company.

  Employees' Share Option Plan. The Company has established a share option plan for officers, employees, consultants and agents of the Company and its subsidiaries (the "Employees' Share Option Plan"). The Employees' Share Option Plan provides for the grant of Ordinary Share options (including incentive Ordinary share options as defined in Section 422 of the U.S. Internal Revenue Code of 1986, as amended, (the "Code")),

Ordinary Share appreciation rights and other Ordinary Share awards (including restricted Ordinary Share awards, contingent Ordinary Share awards and dividend or equivalent Ordinary Share awards) (collectively "Awards"). The total number of options outstanding at any time cannot exceed ten percent of the number of Ordinary Shares outstanding from time to time. Options granted under the Employees' Share Option Plan are non-assignable and exist for a term, not to exceed ten years, fixed by the Compensation Committee. The exercise price of options granted on or before the date of the Offering is $8.00 per share. The exercise price of options granted after the date of the Offerings is determined by the Compensation Committee at the time of grant; provided that the exercise price shall not be less than 100 percent of the Fair Market Value (as defined in the Employees' Share Option Plan) of the Ordinary Shares on the date of grant. In the case of an incentive Ordinary Share option granted to an employee owning (actually or constructively under Section 422(b) of the Code) more than ten percent of the total combined voting power of all classes of Ordinary Shares of the Company, the price of any such option shall not be less than 110 percent of the Fair Market Value of the Ordinary Shares on the date of grant. The aggregate Fair Market Value (determined at the time the incentive share options are granted) of the Ordinary Shares with respect to which incentive share options are exerciseable for the first time by any optionee during any calendar year under all plans of the Company shall not exceed $100,000. Awards may be granted by the Compensation Committee on such terms, including vesting schedules, price, restriction option period, dividend rights, post-retirement and termination rights, and payment forms as they deem appropriate. Unless terminated by the Board of Directors, the Employees' Share Option Plan continues until August 1, 2006.

  Options grants made under the Employees' Share Option Plan provide that in the event of a Change of Control (as defined in the Employees' Share Option
Plan), the options whether or not currently vested and exercisable, shall become immediately vested and exerciseable as of the effective date of the Change of Control.

  In 1997, Share Option grants to executive officers were consistent with the Company's compensation philosophy of emphasizing performance-oriented pay and were determined by comparison with the compensation practices of other similarly situated companies.

  Non-Employee Directors' Share Option Plan. The Company has established a share option plan for non-employee directors of the Company (the "Non-employee Directors' Share Option Plan"). The total number of options outstanding at any time cannot exceed five percent of the number of Ordinary Shares outstanding from time to time. Once granted under the Non-employee Directors' Share Option Plan are non-assignable (except for assignments to immediate family members) and expire at the earlier of (i) ten years after the grant of the option or
(ii) one year after the director ceases to be a director of the Company. Options shall have an exercise price of 100 percent of the Fair Market Value (as defined in the Non-employee Directors' Share Option Plan) of the Ordinary Shares on the date of the grant. The Non-employee Directors' Share Option Plan provides for the automatic grant of (i) an option to purchase a number of Ordinary Shares equal to $50,000 divided by the Fair Market Value of the Ordinary Shares on the date of the grant to each non-employee director at the effective date of their initial election to the Board of Directors and (ii) an option to purchase the number of Ordinary Shares equal to $50,000 divided by the Fair Market Value of the Ordinary Shares on the date of the grant at the close of business on the date of each annual meeting of the shareholders of the Company.

  No options have been granted under the Non-employee Directors' Share Option Plan. However, certain non-employee directors have received options pursuant to individual grants. See "Security Ownership of Principal Shareholders and Management."

  In 1997, Apex Corporation instituted a 401(k) Plan for its U.S. employees. Apex Corporation makes monthly contributions to this 401(k) Plan, and currently matches 50 percent of each employee's contribution up to an employee contribution of 6 percent of base salary. Employees vest in the Apex Corporation's contribution at 50 percent after one year of service and 100 percent after two years of service.

  Although the Company does not currently have a formal bonus or incentive plan for any employees, it anticipates instituting an incentive bonus plan in the future.

  Chairman's 1997 Compensation. Mr. Kaplan's base salary of $240,000 was established upon his employment with the Company in April of 1997, and has not been adjusted. Given Mr. Kaplan's existing share ownership in the Company, he declined the issuance of options in 1997.

  Section 162(m) of the Internal Revenue Code, enacted in 1993, generally limits to $1 million the tax deductibility of compensation paid by a public company to its chief executive and four other most highly compensated executive officers. The Company is relying upon certain transition rules set forth in recently promulgated regulations. Therefore, the Compensation Committee believes that it need not take any specific action or adopt a formal policy at the present time with respect to the deductibility of compensation under Section 162(m).

  Submitted by the Members of the Compensation Committee:

                                Harry M. Conger
                                  Paul Soros

  The preceding report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the "Securities Act") or the Securities Exchange Act of 1934 (the "Exchange Act"), except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

                               PERFORMANCE GRAPH

  The Securities and Exchange Commission (the "SEC") requires that the Company include in this Proxy Statement a line graph presentation comparing cumulative shareholder returns on an indexed basis with a broad market index and either a published industry or line-of-business index or a group of peer companies selected by the Company. The Company has selected the Dow Jones Precious Metals Index to reflect the market for precious metals stocks. The graph below compares the cumulative total return as of December 31, 1997 on $100 invested in Ordinary Shares on November 25, 1997 (the first day of trading in the Ordinary Shares, and in the stocks comprising the Dow Jones Precious Metals Index and Standard & Poor's 500 ("S&P 500"), assuming the reinvestment of all dividends.

                [GRAPHICAL REPRESENTATION OF DATA TABLE BELOW]

        TABLE REFLECTING PLOT POINTS FOR CUMULATIVE TOTAL RETURN GRAPH

                                                               11/25/97 12/31/97
                                                               -------- --------
   Apex Silver Mines Limited..................................   100     115.25
   Dow Jones Precious Metals Index............................   100      98.55
   S&P 500....................................................   100     101.72

  The information under the heading "Performance Graph" shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The current members of the Compensation Committee of the Company are Messrs. Harry Conger and Paul Soros. Both Mr. Conger and Mr. Soros are directors of the Company. In addition, Mr. Soros is a director of, and an indirect five percent shareholder of, Silver Holdings through his 100 percent ownership of VDM (a five percent shareholder in Silver Holdings). Mr. Soros is also a member of the Investment Advisory Committee of Quantum Industrial, which is the largest shareholder of Silver Holdings.

CERTAIN TRANSACTIONS

  In connection with Silver Holdings' investment in Apex LDC in December of 1994, Apex LDC agreed to pay Tigris, a corporation formed under the laws of the State of Delaware, an annual advisory fee of $75,000, plus expenses, in consideration for Mr. Kaplan's services to Apex LDC and its subsidiaries. Mr. Kaplan is the sole shareholder of Tigris. This consulting arrangement was terminated at the end of the first quarter of 1997, following the formation of Apex Corporation. In addition, Apex LDC agreed to pay Litani Capital Management Ltd. ("Litani Ltd.") an annual advisory fee of $45,000, plus expenses, in consideration for Litani Ltd.'s services to Apex LDC and its subsidiaries. The right to this fee was subsequently assigned to LCM Holdings LDC, a limited duration company formed under the laws of the Bahamas ("LCM Holdings LDC"). This consulting arrangement was terminated at the end of the first quarter of 1997.

  Certain officers of subsidiaries of the Company are shareholders and directors of Begeyge Minera Ltd. ("Begeyge"), from which the Company acquired options to purchase three mineral properties in Honduras for a total of $20,000. The Company declined to exercise its options to purchase two of the three properties. From the time of entering into the option contracts until December 31, 1996, the Company spent a total of $182,324 in connection with the returned properties. During the period January 1, 1997 through December 31, 1997 the Company paid Begeyge $5,000 in lease payments for one of the returned properties. The Company spent a further $9,619 in connection with this property during the period. The Company currently has an option to purchase the remaining property for $3,000,000. Begeyge also serves as an associate of the Company and during the period ended December 31, 1996, total expenditures charged to the Company by Begeyge amounted to $106,691. During the period ended December 31, 1997, Begeyge did not receive any payments from the Company other than the $5,000 in lease payments.

  In 1996, Mr. Harry Conger, a director of the Company, received options to purchase 25,000 Ordinary Shares at $8.00 per share, which vest ratably over four years with the first tranche vesting on the date of the grant. In addition, Mr. Conger received, pursuant to a grant as of April 10, 1997, options to purchase 3,175 Ordinary Shares at $8.00 per share, which options were granted in consideration of Mr. Conger's consulting services to the Company.

  At December 31, 1997, the Company owned 73 percent of the outstanding share capital of Apex LDC. Pursuant to the Buy-Sell Agreement, the Minority Shareholders are entitled to sell their shares of Apex LDC to the Company for, at the Company's sole option, Ordinary Shares on a one-for-one basis, cash or a combination of cash and Ordinary Shares. At December 31, 1997, the Company had reserved approximately 7,077,007 Ordinary Shares for issuance to the Minority Shareholders in exchange for approximately 7,077,007 shares of Apex LDC. If all such reserved Ordinary Shares were issued to the Minority Shareholders as of the Record Date, the Company would have 26,201,923 Ordinary Shares outstanding on the Record Date.

  In August of 1997, the Company (i) issued 25,000 Ordinary Shares to a company affiliated with an officer of a subsidiary of the Company in consideration for its services to the Company; (ii) exchanged 268,496 Ordinary Shares for a 2.5 percent interest in ASC Bolivia LDC owned by Minera Tecnica Consultores Asociados, S.A. ("Mintec"), an entity in which certain officers and employees of a subsidiary of the Company have an interest, and (iii) issued an officer of such subsidiary 113,595 Ordinary Shares in consideration for his services to the Company.

  In 1997, Apex LDC hired Mintec to perform services on its behalf in Bolivia. These services include administrative functions, obtaining interests in properties on Apex LDC's behalf, and consulting services. Certain persons affiliated with Mintec serve as directors or officers of Apex LDC's subsidiaries. In January 1998, ASC Bolivia acquired 100 percent of Mintec's assets, including buildings, equipment, mining concessions and its commercial name, for approximately $1.3 million.

  Silver Holdings, the Company, Mr. Kaplan, Argentum LLC, Aurum LLC and Consolidated have entered into a Board Designation Agreement pursuant to which they have agreed to nominate and support for nomination two individuals designated by Silver Holdings, for so long as Silver Holdings owns at least one percent of the outstanding Ordinary Shares, inclusive of all Ordinary Shares Silver Holdings may receive under the Buy-Sell Agreement.

  Silver Holdings, Argentum LLC, Consolidated, Litani LDC, Mr. Kaplan, Aurum LLC and the Company have entered into a Registration Rights Agreement, pursuant to which each of Silver Holdings and Argentum LLC is entitled to demand the registration of their Ordinary Shares. Silver Holdings and Argentum LLC may make such demand up to three times each on Form S-1 of the Securities Act and up to an additional three times each on Forms S-2 and S-3 of the Securities Act, when such forms are available for use by the Company. The Company is not required to effect any demand registration within 20 days after the effective date of a previous demand registration, and may postpone, on one occasion in any 365-day period, the filing or effectiveness of a registration statement for a demand registration for up to 120 days under certain circumstances, including pending material transactions. Silver Holdings, Argentum LLC, Aurum LLC, Mr. Kaplan, Consolidated and Litani LDC are also entitled to unlimited piggyback registrations. All such registrations are at the Company's expense, exclusive of underwriting discounts and commissions. The Company and such shareholders have entered into customary indemnity and contribution provisions.

EMPLOYMENT AGREEMENTS

  Keith Hulley, a director of the Company and President and Chief Operating Officer of Apex Corporation, and Apex Corporation entered into an employment agreement on September 2, 1996. Pursuant to such employment agreement, the Company, through Apex Corporation, will pay Mr. Hulley an annual salary of $225,000. In addition, the employment agreement provides that Mr. Hulley is eligible to participate in the Company's and Apex Corporation's employee benefit plans, including the Employees' Share Option Plan pursuant to which Mr. Hulley has been granted options to purchase 125,000 Ordinary Shares. Twenty-five percent of such options vested upon Mr. Hulley's appointment; the remaining 75 percent vest over the three-year period ending September 2, 1999 at a rate of 25 percent per annum. The employment agreement, which may be terminated for cause by Apex Corporation at any time, contains a severance arrangement that entitles Mr. Hulley to receive his existing salary and all benefits for one year from the date of termination if he is terminated, other than for cause, during the three-year period ending September 2, 1999. The employment agreement contains a non-compete covenant which restricts Mr. Hulley for two years from the date of his termination.

  Marcel DeGuire, Vice President of Project Development of Apex Corporation, and Apex Corporation entered into an employment agreement on August 1, 1996. Pursuant to such employment agreement the Company, through Apex Corporation, will pay Mr. DeGuire an annual salary of $180,000. In addition, the employment agreement provides that Mr. DeGuire is eligible to participate in the Company's employee benefit plans, including the Employees' Share Option Plan pursuant to which Mr. DeGuire has been granted options to purchase 62,500 Ordinary Shares. Twenty-five percent of such options vested upon Mr. DeGuire's appointment; the remaining 75 percent vest over the three-year period ending August 1, 1999 at a rate of 25 percent per annum. The employment agreement, which may be terminated for cause by Apex Corporation at any time, contains a severance arrangement that entitles Mr. DeGuire to receive his existing salary and all benefits for one year from the date of termination if he is terminated, other than for cause, during the three-year period ending August 1, 1999. The employment agreement contains a non-compete covenant which restricts Mr. DeGuire for two years from the date of his termination.

  Gregory Marlier, Vice President of Finance and Chief Financial Officer of Apex Corporation, and Apex Corporation entered into an employment agreement on October 2, 1996. Pursuant to such employment agreement the Company, through Apex Corporation, will pay Mr. Marlier an annual salary of $125,000. In addition, the employment agreement provides that Mr. Marlier is eligible to participate in the Company's employee benefit plans, including the Employees' Share Option Plan pursuant to which Mr. Marlier has been granted options to purchase 31,250 Ordinary Shares. Twenty-five percent of such options vested upon Mr. Marlier's appointment; the remaining 75 percent vest over the three-year period ending October 2, 1999 at a rate of 25 percent per annum. The employment agreement, which may be terminated for cause by Apex Corporation at any time, contains a severance arrangement which entitles Mr. Marlier to receive his existing salary and all benefits for one year from the date of termination if he is terminated, other than for cause, during the three-year period ending October 2, 1999. The employment agreement contains a non-compete covenant which restricts Mr. Marlier for two years from the date of his termination.

  Douglas Smith, Vice President of Exploration of Apex Corporation, and Apex Corporation entered into an employment agreement on January 23, 1997. Pursuant to such employment agreement the Company, through Apex Corporation, will pay Mr. Smith an annual salary of $120,000. In addition, the employment agreement provides that Mr. Smith is eligible to participate in the Company's employee benefits plans, including the Employees' Share Option Plan pursuant to which Mr. Smith has been granted options to purchase 31,250 Ordinary Shares. Twenty-five percent of such options vested upon Mr. Smith's appointment; the remaining 75 percent vest over the three-year period ending January 23, 2000 at a rate of 25 percent per annum. The employment agreement contains a confidentiality covenant with a term of two years after the termination of Mr. Smith's employment.

    COMPLIANCE WITH SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act requires the Company's directors and persons who own more than 10 percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Ordinary Shares and other equity securities of the Company. These insiders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file, including Forms 3, 4 and 5.

  The Company is not aware of any delinquent filing, based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required.

                                 SOLICITATION

  The enclosed proxy is being solicited by the board of directors of the Company. The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, directors and employees of the Company may solicit proxies by telephone, telegraph or in person. Although no compensation will be paid for such solicitation of proxies, the Company may also request banks and brokers to solicit their customers who have a beneficial interest in the Company's Ordinary Shares registered in the names of nominees and will reimburse such banks and brokers for their reasonable out-of-pocket expenses. In addition, the Company has engaged the American Stock Transfer and Trust Company to assist in such solicitation as part of their agency services.

                             SHAREHOLDER PROPOSALS

  The rules of the SEC permit shareholders of the Company to present proposals for shareholder action in the Company's proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by Company action in accordance with the proxy rules. The Company's Annual Meeting of Shareholders following the end of fiscal 1998 is expected to be held on or about May 14, 1999, and proxy materials in connection with that meeting are expected to be mailed on or about April 15, 1999. Shareholder proposals prepared in accordance with the proxy rules must be received by the Company on or before March 15, 1999. The Company's Memorandum and Articles of Association also contain procedures to be followed for shareholder proposals for shareholder action, including the nomination of directors.

                                    GENERAL

  The board of directors of the Company knows of no matters other than the foregoing to be brought before the meeting. The enclosed proxy, however, gives discretionary authority in the event that any additional matters should be presented.

  The Company's Annual Report to Shareholders for the fiscal year ended December 31, 1997 is being mailed to shareholders with this Proxy Statement.

                                          By Order of the Board of Directors,

                                          /s/ THOMAS S. KAPLAN
                                          -----------------------------------
                                          Thomas S. Kaplan, Chairman

                           APEX SILVER MINES LIMITED

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
         FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 14, 1998

     The undersigned hereby appoints Thomas S. Kaplan and Keith R. Hulley, or either of them, as proxies with full power of substitution to vote all shares of Ordinary Shares, par value $0.01 per share, of Apex Silver Mines Limited of record in the name of the undersigned at the close of business on March 27, 1998 at the Annual Meeting of Shareholders to be held in New York, New York on May 14, 1998, or at any postponements or adjournments, hereby revoking all former proxies.

1.  ELECTION OF DIRECTORS:     [__]  WITH AUTHORITY                          [__]  WITHHOLD AUTHORITY
                                     to vote for all nominees listed below         to vote for all
                                     (except as marked to the contrary)            nominees

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE WITHHELD NOMINEE'S NAME IN THE LIST BELOW.)

                Harry M. Conger, Michael Comninos, Richard Katz

2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON ANY OTHER MATTERS COMING BEFORE THE MEETING.

       THE ORDINARY SHARES REPRESENTED BY THE PROXY WILL BE VOTED ON PROPOSALS
     (1) AND (2) IN ACCORDANCE WITH THE SPECIFICATION MADE AND "FOR" SUCH PROPOSALS IF THERE IS NO SPECIFICATION.

                                    Dated:
                                          ----------------------------------


                                    -----------------------------------------
                                                       (Signature)

                                    -----------------------------------------
                                                       (Signature)

                                    Please sign name(s) exactly as shown at
                                    left.  When signing as executor,
                                    administrator, trustee or guardian, give full title as such; when shares have been issued in the names of two or more persons, all should sign.